Free Writing Prospectus pursuant to Rule 433 dated October 29, 2025

Registration Statement No. 333-284538

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Market Linked Notes — Autocallable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Class A Common Stock of Alphabet Inc., the Common Stock of NVIDIA Corporation, the Common Stock of Advanced Micro Devices, Inc., the Class A Common Stock of Meta Platforms, Inc. (formerly Facebook, Inc.) and the Common Stock of Eli Lilly and Company due November 7, 2030

Summary of Terms		CUSIP:	40058QN47
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile*/**

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

** not all call dates reflected; reflects only the first, twenty-fifth and final call dates for illustrative purposes only

Any positive return on the notes will be limited to the applicable call premium, even if the stock closing price of the lowest performing underlying stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any underlying stock beyond the applicable call premium.

If the notes are not automatically called, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated October 28, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 28, 2025
•
WFS product supplement no. 8 dated October 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $885 and $915 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

Market measures:

the Class A common stock of Alphabet Inc. (current Bloomberg ticker: “GOOGL UW”), the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”), the common stock of Advanced Micro Devices, Inc. (current Bloomberg ticker: “AMD UW”), the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.) (current Bloomberg ticker: “META UW”) and the common stock of Eli Lilly and Company (current Bloomberg ticker: “LLY UN”)

Pricing date:	expected to be November 3, 2025
Issue date:	expected to be November 6, 2025
Final calculation day:	expected to be November 4, 2030
Stated maturity date:	expected to be November 7, 2030
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the final calculation day
Performance factor:	with respect to an underlying stock on any call date, its stock closing price on such day divided by its starting price (expressed as a percentage)
Lowest performing underlying stock:	for any call date, the underlying stock with the lowest performance factor on that day
Automatic call:

if the stock closing price of the lowest performing underlying stock on any call date is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per note in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Call dates and call premiums:

the actual call premium and payment per note upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your notes)

If the notes are not automatically called, then on the stated maturity date you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal $1,000.

Underwriting discount:

up to 3.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.325% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the notes and certain risks.

Call dates and Call premiums

Call Date	Call Premium (as a Percentage of the Face Amount)	Payment per Note Upon an Automatic Call	Call Date	Call Premium (as a Percentage of the Face Amount)	Payment per Note Upon an Automatic Call
November 6, 2026	at least 10.00%	at least $1,100.00	December 6, 2028	at least 30.833%	at least $1,308.33
December 7, 2026	at least 10.833%	at least $1,108.33	January 8, 2029	at least 31.667%	at least $1,316.67
January 6, 2027	at least 11.667%	at least $1,116.67	February 6, 2029	at least 32.50%	at least $1,325.00
February 8, 2027	at least 12.50%	at least $1,125.00	March 6, 2029	at least 33.333%	at least $1,333.33
March 8, 2027	at least 13.333%	at least $1,133.33	April 6, 2029	at least 34.167%	at least $1,341.67
April 6, 2027	at least 14.167%	at least $1,141.67	May 7, 2029	at least 35.00%	at least $1,350.00
May 6, 2027	at least 15.00%	at least $1,150.00	June 6, 2029	at least 35.833%	at least $1,358.33
June 7, 2027	at least 15.833%	at least $1,158.33	July 6, 2029	at least 36.667%	at least $1,366.67
July 6, 2027	at least 16.667%	at least $1,166.67	August 6, 2029	at least 37.50%	at least $1,375.00
August 6, 2027	at least 17.50%	at least $1,175.00	September 6, 2029	at least 38.333%	at least $1,383.33
September 7, 2027	at least 18.333%	at least $1,183.33	October 8, 2029	at least 39.167%	at least $1,391.67
October 6, 2027	at least 19.167%	at least $1,191.67	November 6, 2029	at least 40.00%	at least $1,400.00
November 8, 2027	at least 20.00%	at least $1,200.00	December 6, 2029	at least 40.833%	at least $1,408.33
December 6, 2027	at least 20.833%	at least $1,208.33	January 7, 2030	at least 41.667%	at least $1,416.67
January 6, 2028	at least 21.667%	at least $1,216.67	February 6, 2030	at least 42.50%	at least $1,425.00
February 7, 2028	at least 22.50%	at least $1,225.00	March 6, 2030	at least 43.333%	at least $1,433.33
March 6, 2028	at least 23.333%	at least $1,233.33	April 8, 2030	at least 44.167%	at least $1,441.67
April 6, 2028	at least 24.167%	at least $1,241.67	May 6, 2030	at least 45.00%	at least $1,450.00
May 8, 2028	at least 25.00%	at least $1,250.00	June 6, 2030	at least 45.833%	at least $1,458.33
June 6, 2028	at least 25.833%	at least $1,258.33	July 8, 2030	at least 46.667%	at least $1,466.67
July 6, 2028	at least 26.667%	at least $1,266.67	August 6, 2030	at least 47.50%	at least $1,475.00
August 7, 2028	at least 27.50%	at least $1,275.00	September 6, 2030	at least 48.333%	at least $1,483.33
September 6, 2028	at least 28.333%	at least $1,283.33	October 7, 2030	at least 49.167%	at least $1,491.67
October 6, 2028	at least 29.167%	at least $1,291.67	November 4, 2030	at least 50.00%	at least $1,500.00
November 6, 2028	at least 30.00%	at least $1,300.00

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 8, and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 8, and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 8, and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 8, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 8, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 8, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes
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The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Notes Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Notes Are Not Automatically Called is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Receive Only the Face Amount of Your Notes at Maturity
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Because the Notes Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Receiving No Positive Return on Your Investment Than If the Notes Were Linked to Just One Underlying Stock
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A Higher Call Premium and/or a Lower Stock Closing Price at or Above Which the Notes Will Be Automatically Called May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater

Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks

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The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
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Your Notes Are Subject to Automatic Redemption
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Your Notes Do Not Bear Interest
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The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
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We Will Not Hold Shares of the Underlying Stocks for Your Benefit
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You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
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Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes.
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the notes and certain risks.